UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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International Rectifier Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an e-mail sent to International Rectifier Corporation’s employees on October 6, 2008.

Dear IR Employee,

If you hold International Rectifier shares, your vote at the 2007 Annual Meeting of IR Shareholders to be held on October 10th is critical. As you know, the company received a revised unsolicited, non-binding offer from Vishay to acquire IR for $23.00 in cash per share, and Vishay commenced a tender offer at that price on September 29, 2008. The Board of Directors has unanimously rejected the $23.00 offer as financially inadequate. Vishay’s offer is highly conditional and subject to the receipt of the proceeds of financings which it may never obtain in this turbulent credit market.

Electing Vishay’s nominees and approving Vishay’s proposed bylaw amendments would further its inadequate and opportunistic acquisition offer. The Board believes that it is in the best interests of the company and all of its shareholders to vote FOR each of the Board’s nominees and vote AGAINST each of Vishay’s bylaw amendments. Detailed information on the proxy is available at http://investor.irf.com/phoenix.zhtml?c=96228&p=irol-proxy

The rejection of the Vishay nominees is critical, so if you are a shareholder, I urge you to vote THE WHITE PROXY CARD for IR’s Directors at the 2007 Annual Meeting.

Sincerely,

Oleg Khaykin

President and Chief Executive Officer

The following is a press release issued by International Rectifier Corporation on October 6, 2008.

International Rectifier Questions Vishay’s Hypothetical Increase On Illusionary Offer

Vishay Has Yet to Make Any Adequate, Securely Financed Offer

EL SEGUNDO, CA – October 6, 2008 – International Rectifier Corporation (NYSE:IRF) today responded to the suggestion by Vishay Intertechnology, Inc. that it “would be willing to improve its offer” above $23.00 per share.

Richard J. Dahl, Chairman of the Board of International Rectifier said: “Our shareholders should not believe Vishay’s latest ploy.  With neither cash on hand nor committed financing, we do not believe that Vishay is in a position to provide ‘immediate value’ as it has suggested.  A hypothetical increase to an already hypothetical, highly conditional offer should be viewed as yet another attempt to distract shareholders from the serious risks of accepting Vishay’s nominees and bylaw proposals.”

“Vishay’s actions to date have made clear that it is determined to opportunistically capture the potential value to IRF shareholders without adequate compensation,” Mr. Dahl added.  “We are encouraged by the strong support of 3 of the 4 major proxy advisory firms and the vast majority of stock research analysts – essentially everyone who is interested in maximizing value for IRF shareholders rather than acting according to a philosophical platform.  Shareholder support for Vishay’s nominees and proposals would put individuals financed by a direct competitor and litigation opponent on the Board, and could be construed as an endorsement of a paltry offer – materially damaging IRF’s negotiating leverage and significantly interfering with the implementation of our strategic plan.”

International Rectifier’s Board of Directors believes that it is in the best interests of the Company and all of the Company’s shareholders to vote the WHITE proxy or voting card FOR each of the Board’s nominees and vote AGAINST each of Vishay’s bylaw amendments.  If stockholders of IR have any questions or need assistance voting their shares, they can call D.F. King & Co., Inc., who is assisting IR, toll-free at 1-888-605-1957.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

or
Media:
Kekst & Co.
Tom Davies, 212-521-4873
Roanne Kulakoff, 212-521-4837